Exhibit 10.2

May 1, 2019

Paul Cleveland

Via Email

Dear Paul:

The Board of Directors (the “Board”) of Adverum Biotechnologies, Inc. (the “Company”) has accepted your resignation from the Board effective at such time as provided in your resignation letter dated as of the date hereof.  In recognition of your many contributions to the Company, subject to your execution of this letter agreement, the Company will provide you with the following benefits:

1.

The Company will accelerate the vesting of your outstanding stock options to purchase Common Stock of the Company such that you will be deemed vested in all of the shares that would have vested had you remained in service with the Company through May 15, 2020. This will result in the vesting of approximately 289,854 shares that would not otherwise have vested.

2.

The Company will extend the exercise period for options that were granted to you in 2017 and 2018 in connection with your service on the Board, exercisable for a total of 68,602 shares, such that you may exercise those options at any time through the date of the 2021 annual meeting of the Company’s stockholders.

3.	Promptly following your execution of this letter, the Company will pay Pillsbury for its services in the amount of $45,000.

This letter agreement, together with the aforementioned resignation letter, sets forth the entire agreement between you and the Company concerning your resignation from the Board and supersedes any other written or oral promises concerning such subject matters.  This letter agreement may not be altered or amended except by a written document signed by you and a duly authorized member of the Board.

Please sign below to acknowledge your receipt of this letter and your acceptance of its terms.

Thank you very much for your many years of exemplary service to the Company.  We wish you the very best in your future endeavors.

Sincerely,

By:  /s/ Patrick Machado

Patrick Machado

On Behalf of the Board of Directors

Accepted and Agreed:

/s/ Paul Cleveland

Paul Cleveland

202986783 v3